EXHIBIT 99.1 — Press release

5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347 Executive Office: (402) 596-8900 • Fax (402) 592-4006 Internet: www.infoUSA.com
FOR IMMEDIATE RELEASE
November 11, 2005
CONTACT:
VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 • Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com
RAJ DAS — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4517 • Fax: (402) 339-0265
E-Mail: raj.das@infousa.com
LAUREL GUPTA — DIRECTOR, INVESTOR RELATIONS
Phone: (402) 593-4535 • Fax: (402) 339-0265
E-Mail: laurel.gupta@infousa.com
Bill L. Fairfield Appointed to infoUSA Board
Harold W. Andersen Retires from Board
(OMAHA, NE)—infoUSA, Inc. (NASDAQ: IUSA), the leading provider of proprietary business and consumer databases, today announced the appointment of Bill L. Fairfield to its Board of Directors, effective November 10, 2005. Mr. Fairfield was also appointed to serve on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors.
Mr. Fairfield is currently the Chairman of DreamField Capital Ventures, LLC, a company focused on economic development of the Mid-Plains region through management services and venture capital assistance. Mr. Fairfield currently serves on the Board of Directors of The Buckle, Inc., a retailer of casual apparel, footwear and accessories for young men and women. From 2002 to 2004 Mr. Fairfield was the Executive Vice President of Sitel Corporation, and from 1991 to 2000, Mr. Fairfield was President and Chief Executive Officer of Inacom Corp., a technology management services company. Prior to 1991 Mr. Fairfield was CEO of Valcom, the predecessor company to Inacom Corp.
Vin Gupta, Chairman and CEO, infoUSA, commented, “We are pleased to have an executive of Bill’s caliber join our Board of Directors. With his breadth of experience, he will be a valuable addition to the Board of Directors.”

infoUSA also today announced the retirement of Harold W. Andersen from the Company’s Board of Directors, effective November 10, 2005. Mr. Andersen has served as a director of the Company since 1993, and at the time of his retirement served on the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Gupta commented, “I would like to thank Andy for his many years of service and his contributions to our Board of Directors. We appreciate his insight and perspectives. We wish him well in his retirement.”
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.